UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 21, 2010
BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12822	58-2086934
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)
(770) 829-3700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On January 15, 2010, Beazer Homes USA, Inc. (the “Company”) entered into (i) an Exchange Agreement, dated as of January 15, 2010 (the “Exchange Agreement”), with Taberna Preferred Funding V, Ltd. (“Taberna V”), Taberna Preferred Funding VII, Ltd. (“Taberna VII”) and Taberna Preferred Funding VIII, Ltd. (“Taberna VIII” and, together with Taberna V and Taberna VII, the “Taberna Entities”) and (ii) a Junior Subordinated Indenture, dated as of January 15, 2010 (the “2010 Indenture”), with Wilmington Trust Company, as trustee (the “Trustee”).
Pursuant to the Exchange Agreement, the Taberna Entities, as holders of outstanding trust preferred securities with a liquidation amount of $75 million (the “Trust Preferred Securities”) issued pursuant to an Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of June 15, 2006 among the Company, The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank, National Association), as property trustee, BNY Mellon Trust of Delaware (as successor to Chase Bank USA, National Association), as Delaware trustee, and certain individuals named therein, as administrative trustees, exchanged the Trust Preferred Securities for $75 million aggregate principal amount of new junior subordinated notes (the “2010 Junior Subordinated Notes”) issued under the 2010 Indenture (collectively, the “Exchange”). In connection with the Exchange, the Trust Preferred Securities were cancelled, as were common securities issued pursuant to the Trust Agreement with a liquidation amount of $2,319,750 and $72,319,750 aggregate principal amount of junior subordinated notes (the “2006 Junior Subordinated Notes”) issued under a Junior Subordinated Indenture, dated as of June 15, 2006 (the “2006 Indenture”), between the Company and The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank, National Association), as trustee. Trust preferred securities with a liquidation amount of $25 million issued under the Trust Agreement remain outstanding, as do common securities issued pursuant to the Trust Agreement with a liquidation amount of $773,250 and $25,773,250 aggregate principal amount of junior subordinated notes issued under the 2006 Indenture.
The material terms of the 2010 Junior Subordinated Notes are consistent with the terms of the Trust Preferred Securities and the 2006 Junior Subordinated Notes, with certain exceptions.
The 2010 Junior Subordinated Notes have a 30-year term ending July 30, 2036. Until July 30, 2016, the 2010 Junior Subordinated Notes will pay interest at a fixed rate of 7.987%. After July 30, 2016, when the distribution rate on the Trust Preferred Securities and the interest rate on the 2006 Junior Subordinated Notes would have changed from a fixed rate to a floating rate set at LIBOR plus 2.45%, the 2010 Junior Subordinated Notes will also float at that rate, but will be subject to a floor of 4.25% and a cap of 9.25%. In addition, the Company will now have the option to redeem the 2010 Junior Subordinated Notes beginning on June 1, 2012 at 75% of par value, and beginning on June 1, 2022 the redemption price will increase by 1.785% per year.

In the event of an Event of Default, defined under the 2010 indenture to include typical triggers such as non-payment of interest continuing for 30 days, non-payment of principal at maturity, default under any covenant or warranty remaining uncured for 30 days and certain bankruptcy or insolvency events, the Trustee or holders of not less than 25% in aggregate principal amount of outstanding 2010 Junior Subordinated Notes may declare the principal amount of all the 2010 Junior Subordinated Notes to be due and payable immediately.
The exchange will be treated as an extinguishment of the Exchanged Trust Securities for accounting purposes, and as such, the New Notes will be recorded at their estimated fair value. Based on an independent third party valuation, the Company expects to value the New Notes within a range of 17% to 26% of their face amount ($12.7 million to $19.5 million), resulting in a one-time gain, less previously capitalized issuance costs and other expenses, within a range of $54 million to $61 million. Over the remaining life of the New Notes, the carrying value will increase until they equal the face amount in 2036. The Trust Securities not exchanged for New Notes (approximately $25 million) will not be affected by this transaction.
The descriptions set forth above of the Exchange Agreement and the 2010 Junior Subordinated Notes are qualified in their entirety by reference to the Exchange Agreement and the 2010 Indenture filed herewith as exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by this reference.
The Company issued a press release on January 20, 2010 announcing the consummation of the Exchange, a copy of which is filed herewith as exhibit 99.1 and incorporated herein by this reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1 Exchange Agreement among Beazer Homes USA, Inc. and Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VII, Ltd. and Taberna Preferred Funding VIII, Ltd. dated as of January 15, 2010
10.2 Junior Subordinated Indenture between Beazer Homes USA, Inc. and Wilmington Trust Company, as trustee, dated as of January 15, 2010
99.1 Press Release dated January 20, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.
Date: January 21, 2010	By:	/s/ Kenneth F. Khoury
Kenneth F. Khoury
Executive Vice President, General Counsel and Secretary